EXHIBIT


                                SERVICE AGREEMENT


      AGREEMENT dated as of_________ , , between Holland Capital Management (the "Adviser"), a Delaware limited partnership with its principal offices at Suite 700, One North Wacker Drive, Chicago, Illinois 60606, as investment adviser of the Lou Holland Growth Fund (the Fund") of the Lou Holland Trust, and _________ (the "Servicer"), __________ a with its principal offices at __________ , _________ , __________.

      In consideration of the promises and mutual covenants set forth in this Service Agreement, the Adviser and the Servicer agree as follows:


 1. Administrative Services. From time to time, the Servicer, or its agent, shall provide the following administrative services for the Adviser with respect to the assets invested in the Fund:

      (a) responding to inquiries from [Fund shareholders who are [customers/clients] of the Servicer] ("Shareholders");


      (b) communicating directly with Shareholders concerning the Fund operations, portfolio composition and performance;


      (c) providing advice with respect to inquiries related to the assets of the Fund (not including information about performance or related to sales of assets); and

      (d) providing such other similar services as the Adviser may reasonably request to the extent permitted or required under applicable statutes, rules, and regulations, or as mutually agreed to by the Servicer and the Adviser, and relieving the Adviser of other usual or incidental administrative services usually provided to individual investors.


 2. Use of Affiliates. Unless the Adviser objects, an affiliate or agent of the Servicer may provide any of the services set forth in Section 1, subject to the Servicer's reasonable and good faith determination that its affiliate or agent will provide such services in a manner consistent with this Agreement.

 3. Representations with respect to the Fund. Unless the Adviser provides prior written consent, the Servicer and its agents shall not make representations concerning the Fund except those contained in: (i) the then current Prospectus or SAI of the Fund; or (ii) current sales literature for the Fund. The Adviser shall supply the Servicer, upon request, with a reasonably sufficient quantity of current Prospectuses, and/or profile or summary prospectuses (as permitted by interpretations or no-action letters issued by the SEC staff), shareholder reports, and proxy



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statements and related materials for the Fund, as may be reasonably necessary for the Servicer to provide the services described in Section 1.

 4. Nature of Services. The parties agree that the Adviser's payments to the Servicer hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution. In this connection, the Adviser recognizes that substantial savings in administrative and shareholder services support expenses will be derived by virtue of the Servicer's assumption of the duties described herein.

 5. Account Information. The Adviser shall cause the Fund's Transfer Agent to mail to the Servicer: (i) daily confirmations of Shareholder account activity within five (5) Business Days after each day on which a purchase or redemption of Fund shares for a Shareholder; and (ii) monthly statements detailing activity in each Shareholder account within fifteen (15) business Days after the end of each month.

 6. Other Information. The Adviser shall supply the Servicer with the following materials and information with respect to the Fund, which the Servicer may furnish or make available to Shareholders in connection with providing the services described in Section 1:

     (a) Fund Performance Information. By the fifth (5th) business day of each calendar month, the Adviser shall provide to the Servicer performance information for the Fund as of the end of the preceding calendar month, including the Fund's total return for the preceding calendar month and calendar quarter, the calendar year-to-date, and the prior one-year, three-year, five-year, and ten-year periods, if applicable.

     (b) Other Fund Information. The Adviser agrees to supply the Service with any material information which it may have that could have a materially adverse impact on the performance of the Fund in the same manner and time frame in which such information is made available to the Fund's shareholders.

 7. Fee. In consideration of the savings resulting from this arrangement, and to compensate the Servicer for its costs, the Adviser shall pay to the Servicer a quarterly fee at an annual rate of -____% (the "Servicing Fee"), calculated as a percentage of the average daily net asset value of all Fund shares owned by the Shareholders, including such shares purchased through reinvestment of dividends and distributions. The Servicing Fee is payable ten (10) business days after the end of a calendar quarter. Fees described in this Section 7 shall cease to accrue with respect to shares that are redeemed. Any overpayment of compensation and fees pursuant to this Section 7 shall reduce amounts payable to the Servicer in subsequent months.

 8.   Representations and Warranties.
      ------------------------------

        (a)       The Servicer represents and warrants that:
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 (i)  it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity;



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(ii)  it has full power and authority under applicable law and has taken all action necessary to enter into and perform this Agreement and when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Servicer, enforceable in accordance with its terms;

(iii) it is registered as a broker-dealer under the Securities Exchange Act of 1934, is qualified to act as a broker-dealer in the states or other jurisdictions where it transacts business, and is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and agrees that it will maintain such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this agreement;

(iv) it further agrees to comply with all applicable federal laws, the laws of the states of other jurisdictions concerned, the rules and regulations promulgated thereunder and the Constitution, By-Laws and Rules of Fair Practice of the NASD;

(v) if it is providing services to customers in jurisdictions outside of the several states, territories and possessions of the United States, or is not otherwise required to be registered or qualified with, or a member of, the NASD, it nevertheless agrees to observe the applicable laws of each jurisdiction in which services are provided, to conduct its business in accordance with the spirit of the Rules of Fair Practice of the NASD and to obey all appropriate laws and regulations;

(vi) the arrangements provided for in this Agreement will be disclosed to the Shareholders; and

(vii) it shall promptly notify the Adviser if for any reason it is unable to perform any of its obligations under this Agreement.

                  (b)      The Adviser represents and warrants that:
                           -----------------------------------------

(i) it has full power and authority to enter into and perform this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Adviser, enforceable in accordance with its terms;

(ii) it is duly qualified and duly authorized to act on behalf of the Fund as contemplated by this Agreement; and

(iii) it shall promptly notify the Servicer in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

 9.   Indemnification.
      ----------------

(a) The Fund and the Adviser shall not be held responsible and the Servicer shall indemnify and hold the Fund and the Adviser and their respective officers, directors, employees, agents, and person, if any, who controls them within the meaning of the 1940 Act and Securities Act of 1933, as amended ("Securities Act"), harmless from and against any and all reasonable losses, damages (excluding consequential, punitive or other indirect damages), costs, charges,


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counsel fees, payments, expenses, and liability arising out of or attributable to: (i) the Servicer's lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by the Servicer of any material provision of this Agreement; or (iii) any breach by the Servicer of any representation, warranty, or covenant made in this Agreement.

 (b) Neither the Servicer nor its affiliates shall be held responsible and the Adviser shall indemnify and hold the Servicer and its affiliates and their officers, directors, employees, agents, and person, if any, who controls them within the meaning of the 1940 Act and the Securities Act, harmless from and against any and all reasonable losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) the Adviser's lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its respective duties and responsibilities under this Agreement;
(ii) the Adviser's breach of any material provision of this Agreement; (iii) the Servicer's breach of any representation, warranty, or covenant made in this Agreement; or (iv) any untrue statement of any material fact contained in the Fund's Registration Statement, Prospectus, or SAI, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

 (c) Promptly after receipt by any indemnitee under this Section 9 of notice of the commencement of any action, the indemnitee will, if a claim in respect thereof is to be made against the indemnitor, notify the indemnitor of the commencement thereof in accordance with the provisions of Section 12 hereof within seven (7) days after the summons or other first legal process shall have been served, unless within such seven (7) days the indemnitor shall have been served in the same action, in which case such notification may be given within sixty (60) days, provided that the omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this
Section 9 except to the extent that the indemnitor has been prejudiced in any material respect by such failure. The omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee otherwise than under this Section 9. If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof, the indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder shall have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel of good standing, the defendant or defendants in such action shall bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named a defendant or defendants in such action for the fees and expenses of one single additional counsel agreed upon by them. If the indemnitor assumes the defense of any such action, the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent each indemnitee receives from such claimant an unconditional release from all liability in respect of such claim.


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 10.  Force Majeure. In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, or power failures or damage or other cause reasonably beyond its control, such party shall not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision shall in no way excuse any party from any liability that results from that party's failure to have in place appropriate and reasonable disaster recovery plans designed to enable that party to perform its obligations and duties under this Agreement.

 11.  Termination.

                  (a)  Either party may terminate this Service Agreement on six
(6) months'  written notice to the other party.

                  (b) If the Adviser ceases to act as Investment Advisor for the Fund, this Service Agreement will terminate on the effective date of such termination.

                  (c) This Service Agreement is terminable immediately upon notice by one party to another upon (i) dissolution or bankruptcy of either party or (ii) a material breach of this Service Agreement by either party.

  12. Notice. Any notice shall be sufficiently given when sent by registered or certified mail to the Adviser at:

   Holland Capital Management
   Suite 700
   One North Wacker Drive
   Chicago, Illinois 60606

   or to the Servicer at:

                           --------------------------------------------
                           --------------------------------------------
                           Attention:
                                       --------------------------------

   or to such other address furnished to the other party pursuant hereto.

  13. Assignment. No party shall assign any of its rights, powers or duties under this Agreement without the other party's prior written consent. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

  14. Governing Law.This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements fully executed and to be performed therein, without reference to choice of law principles.



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  15.  Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

  16. Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

  17. Survival. The provisions of Section 9 shall survive termination of this Agreement.

  18. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.